PRESS RELEASE
                                                                  April 29, 2003


For more information, contact:
Walter G. Kelly, President
Skibo Financial Corp.
242 East Main Street
Carnegie, PA 15106
(412)276-2424

      Skibo Financial Corp. Announces 4th Quarter and Fiscal Year Earnings

Carnegie, Pennsylvania - (Nasdaq "SKBO") - Walter G. Kelly, President of Skibo Financial Corp. announced today earnings of $432,000 or $.13 per diluted share for the year ended March 31, 2003, as compared to earnings of $550,000 or $.17 per diluted share for the year ended March 31, 2002. This represents a decrease of $118,000 or 21.5% in earnings compared to the same period in 2002.

The decrease in earnings for the year ended March 31, 2003, as compared to the prior fiscal year, can be attributed primarily to a decrease in net interest income, offset by an increase in other income, and decreases in other expenses and the provision for income taxes. Net interest income decreased $412,000 or 12.7% primarily due to a 20 basis point decrease in the net interest rate spread, resulting from loan payoffs and refinancings at lower rates of interest, and the proceeds from the call of government agency securities being reinvested into mortgage-backed securities, which generally have lower yields. Total other income increased $159,000 or 92.4% primarily due to increases in the cash surrender values of insurance policies held on the participants of the Supplemental Employee Retirement Plan ("SERP") and the proceeds of a nontaxable death benefit from an insurance policy held on a director under the Director's Retirement Plan ("DRP"), paid to the Bank upon the death of the director. Total other expenses decreased $17,000 or 0.6% during the fiscal year ending March 31, 2003, as compared to the prior fiscal year. The decrease was attributable to decreases of $5,000 in compensation and employee benefits expense, $14,000 in premises and occupancy expense, due to the full amortization of furniture and fixtures purchased seven years ago for the remodeling of the executive offices at the Carnegie office and the relocation of the Kennedy office, and $1,000 in federal insurance premiums, partially offset by an increase of $3,000 in other operating expenses.

Earnings for the three months ended March 31, 2003 were $201,000 or $.06 per diluted share as compared to $100,000 or $.03 per diluted share in the same period in 2002. This represents a 101.0% increase in earnings. The increase in earnings for the quarter ended March 31, 2003 was primarily due to the proceeds of a nontaxable death benefit from an insurance policy held on a director under the DRP, paid to the Bank upon the death of the director.

Skibo Financial Corp. had assets of $157.3 million and total stockholders' equity of $23.5 million on March 31, 2003. Skibo Financial Corp. is listed on the Nasdaq SmallCap market, traded under the symbol of "SKBO" and listed in The Wall Street Journal as "SkiboFn".

                              SKIBO FINANCIAL CORP.
                        SELECTED FINANCIAL AND OTHER DATA



Financial Condition (In thousands)               March 31,         March 31,
                                                  2003(1)           2002(1)
                                                -----------      -----------

Assets                                           $ 157,259        $ 155,118
Loans receivable, net                               39,672           45,865
Mortgage-backed securities                          95,305           78,064
Investment securities                                8,356           17,421
Cash and cash equivalents                            4,628            4,577
Savings deposits                                    81,842           78,520
Federal Home Loan Bank advances                     48,000           48,000
Stockholders' equity                                23,477           24,611




Summary of Operations (In thousands)    Three months ended March 31,     Fiscal year ended March 31,
                                        ----------------------------     ---------------------------
                                            2003             2002          2003(1)        2002(1)
                                          --------        ---------      ---------      -----------

Interest income                            $1,937           $2,184        $8,191            $9,160
Interest expense                            1,285            1,408         5,360             5,917
                                           ------           ------        ------            ------
Net interest income                           652              776         2,831             3,243
Provision for loan losses                      --               --            --                 -
                                           ------           ------        ------            ------
Net interest income after provision
  for loan losses
    for loan losses                           652              776         2,831             3,243
Total other income                            183               60           331               172
Total other expense                           650              690         2,628             2,645
                                           ------           ------        ------            ------
Income before income tax                      185              146           534               770
  of change in accounting principle
Provision for income taxes                   (16)               46           102               220
                                           ------           ------        ------            ------
Net income                                 $ 201            $  100        $  432            $  550
                                           ======           ======        ======            ======


Other Selected Data                           Three months ended     Fiscal year ended
                                                 March 31,               March 31,
                                             --------------------    -------------------
(Annualized where appropriate)                 2003       2002        2003(1)    2002(1)
                                             --------   ---------    --------   --------


Return on average assets                         .51%        .26%       .28%       .36%
Return on average equity                        3.43        1.62       1.81       2.21
Average equity to average assets               14.91       15.96      15.29      16.25
Stockholders' equity to
    assets at period end                       14.93       15.87      14.93      15.87
Net interest rate spread                        1.18        1.43       1.28       1.48
Net yield on average interest earning
assets                                          1.74        2.11       1.90       2.22
Non-performing assets to total assets            .05         .07        .05        .07
Loan loss allowance to total loans, net         1.06         .92       1.06        .92
(net)
Non-performing loans to total loans, net         .12         .25        .12        .25
Stockholders' equity per share(2)             $ 7.45      $ 7.84     $ 7.45     $ 7.84
Basic earnings per share(2)                   $ 0.06      $ 0.03     $ 0.14     $ 0.18
Diluted earnings per share(2)                 $ 0.06      $ 0.03     $ 0.13     $ 0.17


-----------------
(1)  Derived from March 31, 2003 and 2002 audited financial statements.
(2)  Includes  1,897,500  shares  owned  by  Skibo  Bancshares,   M.H.C.,  Skibo
     Financial Corp.'s majority stockholder and mutual holding company.